UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only
☒	Definitive Proxy Statement		(as permitted by Rule 14a-6(e)(2))
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

EMPIRE RESOURCES, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transactions applies:

(2)	Aggregate number of securities to which transactions applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11(set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount previously paid:

	(2)	Form, schedule or registration statement no.:

	(3)	Filing party:

	(4)	Date filed:

EMPIRE RESOURCES, INC.
One Parker Plaza Fort Lee, New Jersey 07024

NOTICE OF ANNUAL MEETING

April 30, 2008
Dear Stockholder:

The Annual Meeting of Stockholders of EMPIRE RESOURCES, INC. will be held on Tuesday, June 24, 2008 at 11:00 a.m., local time, at the Clinton Inn Hotel, 145 Dean Drive, Tenafly, New Jersey 07670.

The Board of Directors has fixed the close of business on April 25, 2008 as the record date for the annual meeting.  All stockholders of record on that date are entitled to notice of and to vote at the meeting and any postponements or adjournments of the meeting.  The Annual Meeting will be held for the following purposes:

•	To elect a Board of Directors;
•	To ratify the appointment of our independent registered public accounting firm to serve as our outside auditor for the year ending December 31, 2008; and
•	To consider and act upon any other matters which may properly be brought before the annual meeting or any adjournments or postponements thereof.

Your vote is important. Please complete and return the enclosed proxy in the envelope provided whether or not you intend to be present at the meeting in person.  If you attend the meeting, you may continue to have your shares voted as instructed in the proxy or you may withdraw your proxy and vote your shares in person.  If you have any questions about the annual meeting, please contact Investor Relations at (917) 408-1940.

By Order of the Board of Directors,

SANDRA KAHN
Vice President, Chief Financial Officer, Treasurer and Secretary

EMPIRE RESOURCES, INC.
One Parker Plaza Fort Lee, New Jersey 07024

P R O XY   S T A T E M E N T

Introduction

Our Board of Directors (the “Board”) is soliciting proxies for the 2008 annual meeting of stockholders.  This proxy statement contains important information for you to consider when deciding how to vote at the meeting. Please read it carefully.

In this proxy statement, words such as “we,” “us,” and “our” company shall mean Empire Resources, Inc. and its subsidiaries. Our principal executive offices are located at One Parker Plaza, Fort Lee, New Jersey 07024.  This proxy statement was first mailed to stockholders on or about April 30, 2008.

The annual meeting will be held on Tuesday, June 24, 2008 at 11:00 a.m., local time, at the Clinton Inn Hotel, 145 Dean Drive, Tenafly, New Jersey 07670. You do not need to attend the annual meeting to vote if you submit your proxy in advance of the meeting.

Questions and Answers

Why am I receiving this proxy statement and proxy card?

You are receiving a proxy statement and proxy card from us because you owned shares of common stock of Empire Resources, Inc. (the “Company”) at the close of business on April 25, 2008, the “record date” for the annual meeting.  This proxy statement describes matters on which we would like you, as a stockholder, to vote.  It also gives you information on these matters so that you can make an informed decision.

What is being voted on?

At the annual meeting, stockholders entitled to vote will act upon the following matters as set forth in the accompanying notice of meeting:

•	election of the Board of Directors;
•	ratification of the appointment of Eisner LLP, as the Company’s independent registered public accounting firm, or outside auditor, for the year ending December 31, 2008; and
•	any other matters that may properly come before the meeting.

How does the Board recommend I vote on the proposals?

The Board recommends a vote FOR each of the nominees and FOR the ratification of the appointment of Eisner LLP as our independent registered public accounting firm, or outside auditor.

Who is entitled to vote?

Stockholders as of the close of business on April 25, 2008, the record date, are entitled to vote at the annual meeting. You are a stockholder of record if you hold shares of our common stock that are registered in your name at our transfer agent, American Stock Transfer & Trust Co.  If you hold your shares in “street name,” or through an account with a broker, bank or similar custodial institution, you are not considered a stockholder of record. However, you are considered the beneficial owner of the shares held in your customer account and therefore have a right under the federal proxy rules to direct your broker, bank or other custodian to vote in accordance with your instructions, as explained further below.

How do I vote if I am a stockholder of record?

Sign and date each proxy card you receive and return it in the prepaid envelope.  If you return your signed proxy card but do not mark the boxes showing how you wish to vote, your shares will be voted FOR each of the two proposals. You can also vote in person by attending the annual meeting.

How do I direct my broker or bank to vote if I own stock in street name?

If you hold your shares in street name, you should have received information from your broker or bank on how to instruct that institution to exercise the voting rights that attach to your shares on the matters to be presented to a vote at the upcoming annual meeting.  If your broker or bank does not receive voting instructions from you ten days before the meeting date, that broker or bank may vote your shares in its discretion on the matters that will be presented to a vote.

Can I revoke my proxy?

If you are a stockholder of record, you have the right to revoke your proxy at any time before the annual meeting by:

•	notifying the Corporate Secretary, Sandra Kahn, at the address shown above;
•	voting in person at the annual meeting; or
•	returning a later-dated proxy card.

If you hold your shares in street name, you should contact your broker or bank BEFORE the 10th day prior to the annual meeting to change your voting instructions.  If you want to attend the annual meeting and vote, you will need a valid “legal proxy” from the broker or bank holding your shares, along with an account statement or other acceptable evidence of your ownership of our common stock as of the close of business on April 25, 2008, the record date for the meeting (See “Who can attend the annual meeting?”).

Who will count the vote?

Representatives of our transfer agent, American Stock Transfer & Trust Co., will count the votes.

Is my vote confidential?

Proxy cards, ballots and voting tabulations that identify individual stockholders are mailed or returned directly to American Stock Transfer & Trust Co., and handled in a manner that protects your voting privacy.  Your vote will not be disclosed except: (1) as needed to permit American Stock Transfer & Trust Co. to tabulate and certify the vote; and (2) as required by law.  Additionally, all comments written on the proxy card or elsewhere will be forwarded to management.  Your identity will be kept confidential unless you ask that your name be disclosed.

How many shares can vote?

As of April 25, 2008, the record date, there were 9,826,184 shares of common stock outstanding and entitled to vote. Every stockholder of common stock is entitled to one vote for each share held.

What is a “quorum”?

A “quorum” is a majority of the shares entitled to vote at the annual meeting. These shares must be present at the annual meeting either in person or represented by proxy. If you submit a properly executed proxy card, even if you abstain from voting or withhold your vote, you will be considered part of the quorum.  All “broker non-votes” will be counted in determining whether a quorum is present.  “Broker non-votes” are proxies received from brokerage firms or other nominees holding shares on behalf of their “street-name” clients who have not been given specific voting instructions from their clients, and the brokerage firm or other nominee does not have or exercise voting discretion on the matter or matters being presented to a vote under applicable stock exchange rules.  For purposes of tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote or votes cast on that proposal.  Thus, broker non-votes will not affect the outcome of any matter being voted on at the annual meeting, assuming that a quorum is obtained.  There will be no broker non-votes in connection with the upcoming meeting, because brokers are authorized to vote client shares on the matters being presented to a vote if they do not receive voting instruction on or before the tenth (10th) day before the meeting.  (See “How do I direct my broker or bank to vote if I own stock in street name?”).

What vote is required?

Each share of our common stock outstanding on the record date will be entitled to one vote on each of the nine director nominees, and one vote on each other matter.  You may vote “For” a particular nominee, or “Withhold” your vote from that nominee.  The nine nominees for election as directors who receive the most “For” votes will be elected (Proposal 1). Approval of each other proposal will require an affirmative vote of the majority of the shares of common stock present or represented at the annual meeting.

Who can attend the annual meeting?

All stockholders as of the close of business on the record date (April 25, 2008) may attend. Tickets are not required, but photo identification must be presented. Stockholders who own our stock “in street name” through a broker or bank will be required to present evidence of beneficial ownership for admission to the annual meeting, as noted above under “Can I revoke my proxy?”.

How will voting on any other business be conducted?

We do not know of any business to be considered at the 2008 annual meeting other than the proposals described in this proxy statement.  If any other business is properly presented at the annual meeting, your signed proxy card gives authority to William Spier, our Chairman of the Board, and Nathan Kahn, our President and Chief Executive Officer, to vote on such matters in their discretion.

Who are the largest principal stockholders?

As of April 25, 2008, the record date, Nathan Kahn and Sandra Kahn together beneficially owned 3,702,523 shares of common stock which represented 37.7% of the then outstanding common stock.

When are stockholder proposals for the 2009 annual meeting due?

All stockholder proposals to be considered for inclusion in next year’s proxy statement must be submitted in writing to Sandra Kahn, Secretary, Empire Resources, Inc., One Parker Plaza, Fort Lee, New Jersey 07024 prior to December 29, 2008.  Such proposals must also comply with Securities and Exchange Commission (the “SEC”) regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials.

All other stockholder proposals submitted for consideration at the 2009 annual meeting, but not intended to be included, under Rule 14a-8, in Empire’s proxy statement must provide the information as required by our bylaws and give timely notice to the Company’s Secretary in accordance with our bylaws, which, in general, require that the notice be received by the Company’s Secretary:

•	not earlier than the close of business 90 days before our 2009 annual meeting, and
•	not later than the close of business 60 days before our 2009 annual meeting.

Can a stockholder nominate, or recommend for nomination, someone to be a director of the company?

As a stockholder, you may nominate any person for election as director by writing to Sandra Kahn, Secretary, c/o Empire Resources, Inc., One Parker Plaza, Fort Lee, New Jersey 07024.  All nominations must be received by the Company’s Secretary within the time period specified in our bylaws, which generally is not less than 60 days and not more than 90 days prior to the annual meeting, together with all supporting documentation required by the Company’s bylaws.  Each nomination must be accompanied by the name, age, residence and business address of the person being nominated.  The nomination must also include a representation that the stockholder is a record holder of the Company’s stock or holds the stock through a broker, a statement of the number and class of shares held by the stockholder and by each person being nominated by the stockholder, information regarding each nominee that would be required to be included in a proxy statement and a description of any arrangement or understanding between and among the stockholder and each and every nominee.  You may recommend someone for nomination as a director by our Board of Directors by following the same procedures described above.  For further information, please see our bylaws.  If a stockholder should recommend a candidate, the Nominating Committee would evaluate that candidate on the basis of the criteria set forth in its charter and by such other criteria that it deems appropriate. Finally, the nominations must include the written consent of each nominee to serve as a director, if elected.

Who is soliciting and paying for the solicitation of my vote?

This proxy solicitation is being made and paid for by Empire Resources, Inc.

PROPOSALS YOU MAY VOTE ON

Proposal 1—Election of directors

Our Board of Directors currently consists of nine directors, and there are nine nominees for election this year. All of the nine nominees currently serve as directors.  A majority of the nominees for election meet the standards of independence adopted by the American Stock Exchange.  All of our directors are elected annually, and serve a one-year term until the next annual meeting.  If any director is unable to stand for re-election, the Board may reduce its size or designate a substitute.  If a substitute is designated, proxies voting on the original director candidate will be cast for the substituted candidate.  The nine nominees for election as directors who receive the most votes “for” election will be elected.  A biographical description of each nominee appears below.

The Board of Directors unanimously recommends a vote FOR each of these directors.

Proposal 2—Ratification of the appointment of Eisner LLP as independent auditor.

Our audit committee has recommended, and our Board has approved, the selection of Eisner LLP as our independent outside auditor for the year ending December 31, 2008.  Stockholder ratification of the selection of Eisner LLP as the Company’s independent outside auditor is not required by the Company’s bylaws or otherwise. However, the Board is submitting the selection of Eisner LLP to the stockholders for ratification as a matter of good corporate practice.  If the stockholders fail to ratify the selection, the audit committee will reconsider whether or not to retain that firm.  Even if the selection is ratified, the audit committee in its discretion may direct the appointment of a different independent auditor at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

A representative of Eisner LLP is expected to attend the annual meeting.  He will have the opportunity to speak at the meeting if he wishes.  He will also respond to appropriate questions.

The Board of Directors unanimously recommends a vote FOR the ratification of the appointment of Eisner LLP as our independent auditor for the year ending December 31, 2008.

NOMINEES FOR THE BOARD OF DIRECTORS

The following biographical descriptions set forth certain information with respect to the nominees for election at the annual meeting, based on information furnished to Empire Resources by each director.  The following information is correct as of April 25, 2008.

WILLIAM SPIER	Director since 1996
Age 73
Mr. Spier has been a director of the Company since October 1996 and was Acting Chief Executive Officer from November 1997 until September 1999.  Mr. Spier presently is the non-executive Chairman of the Board of the Company.  Mr. Spier has been a private investor since 1982.  He also served as Chairman of DeSoto, Inc., a manufacturer and distributor of cleaning products, from May 1991 through September 1996, and as Chief Executive Officer of DeSoto, Inc., from May 1991 to January 1994 and from September 1995 through September 1996. Mr. Spier retired as Vice Chairman of Phibro-Salomon, Inc. in 1981.

NATHAN KAHN	Director since 1999
Age 53
Mr. Kahn has been the Chief Executive Officer, President and a director of the Company since September 1999.  Prior to that time, Mr. Kahn was the President and a director of the Company from the time of its formation in 1984 until its merger with Integrated Technology USA, Inc. in September 1999.  Mr. Kahn has also been the President and a director of Empire Resources Pacific Ltd. (“Empire-Pacific”), the sales agent in Australia and New Zealand for Empire Resources, since its formation in 1996.

SANDRA KAHN	Director since 1999
Age 50
Ms. Kahn has been a Vice President, the Chief Financial Officer and a director of the Company since September 1999.  Prior to that time, Ms. Kahn was the Secretary and Treasurer and a director of the Company from the time of its formation in 1984 until its merger with Integrated Technology USA, Inc. in September 1999. Ms. Kahn has also been the Secretary and Treasurer and a director of Empire-Pacific since its formation in 1996.

HARVEY WRUBEL	Director since 2000
Age 54
Mr. Wrubel has been the Vice President of Sales/Director of Marketing of the Company since September 1999.  Prior to that time, Mr. Wrubel was the Vice President of Sales/Director of Marketing of the Company for more than five years.

JACK BENDHEIM	Director since 1999
Age 61
Mr. Bendheim has been a director of the Company since September 1999.  He has been the Chairman and President of Phibro Animal Health Corporation for more than the past five years.

PETER G. HOWARD	Director since 1999
Age 72
Mr. Howard has been a director of the Company since September 1999. He was the Managing Director of Empire-Pacific since its inception in 1996 through December 2007.  From 1961 to 1995, Mr. Howard held various positions within the aluminum industry, the most recent of which was Divisional General Manager of Comalco Rolled Products, a unit of Comalco Aluminum Ltd., an aluminum producer.

NATHAN MAZUREK	Director since 1999
Age 46
Mr. Mazurek has been the President of Provident Industries, a diversified manufacturer of electrical systems and components, for more than the past five years.

MORRIS J. SMITH	Director since 1994
Age 50
Since 1993, Mr. Smith has been a private investor and investment consultant.  Prior thereto, Mr. Smith was employed for a period of more than five years by Fidelity Investments as a portfolio manager.

L.R. MILNER	Director since 2005
Age 62
Mr. Milner is retired.  He joined Alcoa in 1968 and enjoyed a thirty-six year career with Alcoa before retiring in 2004.  He was named Director of Corporate Development in 1987, elected a Vice- President in 1991.  From 1999 until retirement he was the Officer in charge of Alcoa's automotive businesses.

Family Relationships

Nathan Kahn and Sandra Kahn are husband and wife.

EXECUTIVE OFFICERS

Our executive officers and their ages as of April 26, 2008 are as follows:

Nathan Kahn......................	53	Chief Executive Officer, President and Director
Sandra Kahn ......................	50	Chief Financial Officer, Vice President and Director
Harvey Wrubel ..................	54	Vice President of Sales and Director

Biographical information with respect to Ms. Kahn and Messrs. Kahn and Wrubel is set forth above in “Nominees for the Board of Directors.”

STATEMENT OF CORPORATE GOVERNANCE

Our business is managed under the direction of our Board. The directors delegate the conduct of business to our senior management team, subject to Board oversight.

Our directors meet four times a year in regularly scheduled meetings or more frequently as deemed necessary. The Board of Directors held six meetings during 2007. Board committees met as follows: the Audit Committee met four times; the Compensation Committee met once; the Stock Options Committee did not meet and the Nominating Committee did not meet.  The Chairman of our Board of Directors in consultation with our Chief Executive Officer usually determines the agenda for the meetings. Each of our directors receives the agenda and supporting information in advance of the meetings. Any of our directors may raise other matters at the meetings. The chief executive officer, chief financial officer and other members of senior management make presentations to our directors at the meetings and a substantial portion of the meeting time is devoted to directors’ discussion of these presentations. Significant matters that require directors’ approval are voted on at the meetings.

It is our policy that all members of the Board of Directors attend the Annual Meeting of Stockholders in person, although we recognize that directors occasionally may be unable to attend for personal or professional reasons. All of the members of our Board attended the 2007 Annual Meeting of Stockholders. We generally hold a meeting of the Board of Directors on the same date as the annual stockholder meeting.

Our directors have access to senior management. They may also seek independent, outside advice.

Committee Structure. The Board of Directors considers all major decisions. The Board of Directors has established four standing committees so that certain areas can be addressed in more depth than may be possible at a full meeting of the Board of Directors. Each committee is chaired by an independent, outside director. One director at the request of the Board of Directors received an additional fee for work performed at the request of the Board. This work was entirely consistent with his role as a director and had no impact on his independence. The full Board evaluates the independence of each outside director under the applicable listing standards of the American Stock Exchange and all other relevant securities and other laws and regulations regarding the criteria for being considered an “independent director.”

Audit Committee. The audit committee assures the credibility of our financial reporting by providing oversight of our financial reporting process and our internal controls. The audit committee reports on its activities to the Board of Directors. During 2007, the audit committee held four meetings. The audit committee is comprised of William Spier, Jack Bendheim and Nathan Mazurek. Each of the members of the audit committee was considered independent by the full Board of Directors for the year ended December 31, 2007, as such term is defined under the listing standards of the American Stock Exchange and applicable Securities and Exchange Commission (“SEC”) rules. The Board of Directors has determined that Mr. Bendheim meets the criteria for an “audit committee financial expert” as that term has been defined by the SEC. The audit committee has adopted a charter pursuant to which it conducts its activities, a copy of which is available on the Company’s website at www.empireresources.com.

Compensation Committee. The compensation committee advises and guides the Board of Directors in determining the compensation of executive officers and senior management, and reviews our general employee compensation and benefits policies and practices. During 2007, the compensation committee held one meeting. The compensation committee is comprised of William Spier and Jack Bendheim.  The compensation committee operates under a written charter, a copy of which is available on the Company’s website at www.empireresources.com.

Stock Options Committee. The stock option committee consults with management regarding the administration of our stock option plan and approves grants of options to directors, executive officers and other employees. The stock option committee did not meet in 2007 and no stock options were granted during the year. The stock options committee is comprised of William Spier, Jack Bendheim and Nathan Mazurek.

Nominating Committee. The nominating committee is responsible for making recommendations to the Board of Directors of persons to serve as directors of the Company and as chairmen and members of committees of the Board of Directors. The nominating committee is also responsible for certain corporate governance practices, including the development of ethical conduct standards for our directors, officers and employees and an annual evaluation to determine whether the Board of Directors and its committees are functioning effectively. The nominating committee operates under a written charter, a copy of which is available on the Company’s website at www.empireresources.com.

The members of the nominating committee are William Spier and Nathan Mazurek, each of whom the Board of Directors has determined to be independent under the listing standards adopted by the American Stock Exchange. The nominating committee did not hold any meetings during 2007 because all of our existing directors agreed to continue to serve as directors.

The nominating committee expects to identify nominees to serve as directors of our Board primarily by accepting and considering the suggestions and nominee recommendations made by directors, management and stockholders. To date, our nominating committee has not engaged any third parties to assist it in identifying candidates for the Board of Directors.

The nominating committee has not established specific minimum qualifications for recommended nominees. However, as a matter of practice, the nominating committee evaluates recommended nominees for directors based on their integrity, judgment, independence, financial and business acumen, relevant experience, and their ability to represent and act on behalf of all stockholders, as well as the needs of the Board of Directors. The nominating committee will determine from time to time whether the Board has special needs or requirements, including the need for additional independent directors, financial expertise, industry expertise or other specific knowledge or skills. The nominating committee will compile a complete list of candidates recommended from any valid source and evaluate each candidate. Each candidate will be evaluated in comparison to the Board’s minimum director qualifications, which include, but are not limited to, those individuals with the highest standards of morality, ethics and integrity, a successful career in a related field or expertise requested by the Board, and the ability to commit the appropriate time to the Board and committee meetings. Each candidate will be further evaluated in the context of the current composition of the Board.

Attendance. All directors attended all of the meetings of the Board and committees of the Board on which they served.  All directors attended the 2007 Annual Meeting of Stockholders.

AUDIT COMMITTEE REPORT

The following report is not deemed to be part of a document filed with the SEC pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and is not to be deemed incorporated by reference in any documents filed under the Securities Act or Exchange Act, without the express consent of the persons named below.

Management is responsible for the Company’s internal controls and the financial reporting process. The registered public accounting firm serving as our independent auditor is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States and expressing an opinion on the conformity of those audited financial statements in accordance with accounting principles generally accepted in the United States. The audit committee’s responsibility is to monitor and oversee these processes. The audit committee is also directly responsible for the appointment, compensation and oversight of the Company’s independent auditor. The responsibilities of the audit committee are set forth in its written charter, as adopted by the Board of Directors.  The audit committee fulfills its responsibilities through periodic meetings with our independent auditor, internal auditors and management.

The members of the audit committee are not professionally engaged in the practice of auditing or accounting and rely, without independent verification, on the information provided to them and on the representations made to them by management and the independent accountants. Each of the members of the audit committee was considered independent for the year ended December 31, 2007, as such term is defined under the listing standards of the American Stock Exchange and as required by the SEC, including pursuant to Rule 10A-3(b)(1) of the Exchange Act. The Board has determined that Mr. Bendheim meets the criteria for an “audit committee financial expert” as that term has been defined by the SEC.

Review with Management

During 2007, the audit committee reviewed the audited financial statements and met and held discussions with management regarding the audited financial statements. Management has represented to the audit committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States.

Review and Discussion with Independent Auditor

The audit committee has discussed with Eisner LLP, the Company’s independent auditor, matters required to be discussed by Statement of Auditing Standards No. 61 (Communication with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The audit committee received and reviewed the written disclosures and the letter from the independent auditor required by Independence Standard No. 1, Independence Discussions with Audit Committees, as adopted by the PCAOB in Rule 3600T, and has discussed with the auditor the auditor’s independence. The audit committee has also considered the compatibility of non-audit services with the auditor’s independence.

Conclusion

Based on the audit committee’s discussion with management and the independent auditor, the audit committee’s review of the audited financial statements, the representations of management and the report of the independent auditor to the audit committee, the audit committee recommends that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 for filing with the SEC.

    The audit committee also appointed Eisner LLP to serve as independent auditor for the year ended December 31, 2008, subject to ratification of such appointment by the stockholders of the Company.

AUDIT COMMITTEE:
Jack Bendheim
Nathan Mazurek
William Spier

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES

Audit Fees

The aggregate fees billed by Eisner LLP for professional services rendered for the audit of our annual financial statements for the two most recent fiscal years ended December 31, 2007 and 2006 and for the reviews of the financial statements included in our Quarterly Reports on Form 10-Q for the same fiscal years were $195,000 for 2007 and were $160,000 for 2006.

Audit-Related Fees

Eisner LLP has not rendered any audit-related services during the years 2007 and 2006.

Tax Fees

The aggregate fees billed by Eisner LLP for services rendered to us for tax compliance, tax advice and tax planning for our two most recent fiscal years ended December 31, 2007 and 2006 were approximately $43,000 and $39,000, respectively.

All Other Fees

During 2007, Eisner LLP has not rendered any other services.

Audit Fees and Tax Fees encompass all of the fees for our two most recent fiscal years ended December 31, 2007 and 2006 for services rendered to us by Eisner LLP.

Fee Pre-Approval Policy

Our audit committee has approved the engagement of Eisner LLP and has approved a budget for audit, audit related and tax related fees for services to be rendered for our 2008 fiscal year. The audit committee, or a member of the committee, must pre-approve any non-audit service provided to us by our independent auditor. The audit committee also approved the engagement of Eisner LLP for the audit performed for our fiscal years ended December 31, 2007 and 2006. All audit and non-audit services were delivered in accordance with our Pre-Approval Policy.

Executive and Director Compensation

COMPENSATION DISCUSSION AND ANALYSIS

Overview and Compensation Philosophy

Our executive compensation program is administered by the Compensation Committee of the Board of Directors (the “Compensation Committee”), which is composed entirely of independent, non-employee directors and which makes recommendations to the non-management directors on the Board of Directors regarding the compensation of senior management.  The executive compensation program is designed and administered to motivate executives to enhance shareholder value with compensation plans that are tied to Company performance as well as individual performance, and to ensure our ability to attract and retain superior executives by targeting executive compensation at a level competitive with other companies in our industry or having similar size or performance metrics.  The executive officers receive a base salary, an annual bonus of cash as well as benefits common to all of our Company’s employees as further explained below.

As noted, the Compensation Committee considers both objective (corporate) and subjective (individual) performance criteria in determining the amount of each element of the total executive compensation package.  We must offer competitive salaries and other benefits to be able to attract, retain and motivate highly-qualified and experienced executives.  We believe that cash compensation for executives in excess of base salaries should be tied to our performance over the preceding fiscal year covered by the proxy statement, individual performance for that period, or some combination of each. Accordingly, the Compensation Committee evaluates the “total mix” of corporate and individual performance at the end of each fiscal year for each of our Named Executive Officers (“NEOs”), with one exception as explained further below, rather than establish specific corporate and individual performance targets at the beginning of each fiscal year.

  The Compensation Committee also assesses the reasonableness of total compensation levels for our NEOs each year, without the assistance of an outside compensation consultant.  This assessment is made by comparing ourselves to other comparable companies, in order to make our compensation opportunities competitive with what other leading organizations are providing while bearing in mind the differences between us and other, larger companies in our industry in terms of market capitalization, share of the product and geographic markets, and other factors.  Thus, while the Compensation Committee receives and considers information regarding the senior executive compensation of other public companies in the industry, these companies are not precisely comparable – they are typically larger and use much more complex cash and non-cash compensation schemes that make far more extensive use of equity incentives than we do -- and therefore do not play a significant role in the Compensation Committee’s decision making on executive compensation.  We do not issue equity compensation to our NEOs because our Chief Executive Officer, Chief Financial Officer, and Vice President of Sales are substantial equity holders and their incentives and interests are generally aligned with those of our other shareholders.

In addition to not awarding equity compensation to our executives, including but not limited to the NEOs, we have not entered into any change-in-control arrangements with these executives.  Nor do we make available to these executives any pension (defined benefit) plans, or deferred compensation arrangements or any perquisites for our executive officers.  These officers do participate on the same basis as all other employees (that is, on a non-discriminatory basis) in our (401(k)) plan and are eligible for the same medical benefits, including health insurance, as all other employees.

Ms. Kahn and Messrs. Kahn and Wrubel, are however, subject to non-competition restrictions under the terms of their respective employment agreements.  Each of Ms. Kahn’s and Mr. Kahn’s employment agreement provides that during the Specified Period (as defined below) the employee will not, among other things, directly or indirectly, be engaged as a principal in any other business activity or conduct which competes with our business or be an employee, consultant, director, principal, stockholder, advisor of, or otherwise be affiliated with, any such business, activity or conduct. “Specified Period” means the employee’s period of employment and the four-year period thereafter, provided that if the employee’s employment is terminated for Disability or without Cause (or the employee voluntarily terminates his or her employment following a breach by the Company), the Specified Period will terminate two years after the employee’s employment terminates.  Mr. Wrubel’s employment agreement provides that, during the employment term and for 12 months thereafter, the employee will not, among other things, be engaged in, or be, an employee, director, partner, principal, stockholder or advisor of any business, activity or conduct which competes with our business.  During any period following termination of the employee’s employment the foregoing will only apply to competition with regard to aluminum and such other commodities as were being sold by us within six months prior to such termination.

Compensation Committee

The Compensation Committee is comprised solely of outside directors who satisfy the independence requirements of the listing standards for the American Stock Exchange, come within the definition of “non-employee directors” pursuant to Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and are deemed to be “outside directors” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended. As discussed, the Compensation Committee does not fix performance goals for each NEO at the beginning of a particular fiscal year, as do many larger companies, but rather waits until the end of each fiscal year to evaluate the totality of corporate and individual performance that year in making compensation decisions for the Chief Executive Officer and Chief Financial Officer.  As discussed below, the Compensation Committee is bound by contract in determining the compensation of the third NEO, Mr. Wrubel.

The Compensation Committee reviews and approves compensation levels for our executive officers. In evaluating the performance of members of senior management, the Committee has access to, and in its discretion may meet with, any of our officers or other employees.  The Committee held one meeting during the fiscal year ended December 31, 2007.

Policies

As outlined above, our executive compensation program is designed and administered to:

•	Motivate executives to enhance shareholder value with compensation plans that are tied to our performance; and
•	Target executive compensation at a level to ensure our ability to attract and retain superior executives.

Although we have not made equity grants to executives (or directors) since 2004, such grants may be possible in the future as deemed necessary or appropriate by the Compensation Committee.  Stock options and/or restricted stock may be granted from time to time as long-term benefits to encourage the executive officers to continue in their positions and to better align the executive officers’ interests with those of our shareholders.

In the case of non-employee directors, such grants would be intended to provide additional compensation.  At such times as we have issued stock options to executives and directors under our stock option plan, all such grants were made with an exercise price equal to the closing market price of our Common Stock at the date of grant. No such grants, as noted, have been made since 2004.

The Compensation Committee has discretion (except as otherwise explained below) to determine the percent of increase (or decrease) in base salary, and the percent of base salary to be paid as a bonus based on our performance and the individual officer’s performance during the prior fiscal year.  Among other things, the Compensation Committee considers the individual’s contributions to our growth, the attainment of strategic objectives (whether the objectives relate to our product, geographic or customer diversification, expense control, increasing inventory turn rates, increasing gross profit margins, increasing pre-tax income or other objectives determined by the Compensation Committee or the Board of Directors from time to time) and the management of our assets or personnel.

The Committee establishes the base salaries of executive officers at levels it determines are appropriate in light of the duties and scope of responsibilities of each officer’s position.  The Committee reviews executive officer salaries regularly, usually at least once every 12 months, and makes adjustments as warranted to reflect continued individual contributions, sustained performance and competitive market factors.  All three of the NEOs have baseline salary amounts guaranteed by contract, as reflected in Footnote 1 to the Summary Compensation Table, below. The Committee measures individual contributions and performance against total annual compensation, including incentive awards, rather than against base salary alone.

In December 2007 Mr. Kahn and Ms. Kahn contacted the Compensation Committee and requested that the Compensation Committee not consider any bonus for them for the year ended December 31, 2007.  The Compensation Committee agreed with the request and informed the Board of Directors of the decision. The compensation (bonus as well as salary, as noted above) for the Vice President of Sales is fixed under his employment contract with us.  For more information, please see the Summary Compensation Table herein (footnote 2).

Potential Payments Upon Termination or Change In Control

Our employment agreements do not require us to make payments or provide other benefits to our NEOs in the event of a change in control of our Company.  In the event of termination without cause, our Vice President of Sales is entitled, in general, to all earned and accrued but unpaid benefits and other compensation, plus a severance equal to the salary for the remaining contract term.

COMPENSATION COMMITTEE REPORT

The following report is not deemed to be part of a document filed with the SEC pursuant to Securities Act or the Exchange Act, and is not to be deemed incorporated by reference in any documents filed under the Securities Act or Exchange Act, without the express consent of the persons named below.

The Compensation Committee of the Board of Directors (the “Compensation Committee”) is composed entirely of independent, non-employee directors listed below.

The Compensation Committee has reviewed the Compensation Discussion and Analysis and has discussed it with management. Based on the review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and our Annual Report on Form 10-K.

This report is submitted on behalf of the members of the Compensation Committee.

COMPENSATION COMMITTEE:

Mr. Jack Bendheim
Mr. William Spier

EXECUTIVE COMPENSATION
The following table summarizes certain information concerning the compensation that we paid for the fiscal year 2007 and 2006 to our Chief Executive Officer, Chief Financial Officer, and Vice President:

 Summary Compensation Table

	Year	Salary (1)	Bonus (2)	Stock Awards	Option Awards	Non-Equity Incentive Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All other Compensation (3)

									Total
Nathan Kahn Chief Executive Officer and President	2007	$ 500,000	-	-	-	-	-	$ 28,664	$ 528,664
Nathan Kahn Chief Executive Officer and President	2006	$ 500,000	$ 400,000	-	-	-	-	$ 4,000	$ 904,000
Sandra Kahn Chief Financial Officer, Treasurer and Secretary	2007	$ 225,000	-	-	-	-	-	$ 28,664	$ 253,664
Sandra Kahn Chief Financial Officer, Treasurer and Secretary	2006	$ 225,000	$ 100,000	-	-	-	-	$ 4,000	$ 329,000
Harvey Wrubel Vice President of Sales	2007	$ 322,575	$ 925,000	-	-	-	-	$ 5,000	$1,252,575
Harvey Wrubel Vice President of Sales	2006	$ 312,300	$ 1,813,000	-	-	-	-	$ 4,000	$2,129,300

(1) The salary amounts for each of Ms. Kahn and Messrs. Kahn and Wrubel are provided for in each of their respective employment agreements with us. These amounts may be increased, but not decreased, by the Board of Directors. The base salaries provided in each of Ms. Kahn’s and Messrs. Kahn’s and Wrubel’s employment agreements is subject to possible upward annual adjustments based upon changes in a designated cost of living index. For a copy of these contracts, which are filed as exhibits to our periodic reports, please see the following reports:  (a) for the CEO and CFO see Definitive Proxy Statement relating to Merger or Acquisition filed August 12, 1999; and (b) for the Vice President of Sales, Annual Report on Form 10K-SB for fiscal year 1999, filed March 30, 2000 Exhibit 10.3.  All of these reports are available on the SEC’s website at www.sec.gov.

(2) In general, Mr. Wrubel’s employment agreement with us entitles him to an annual bonus equal to 10% of net margin on sales made by him reduced by the costs attributable to those sales.  See Exhibit 10.3 to Annual Report on Form 10-KSB for fiscal year 1999, filed March 30, 2000.

(3) Board of Director Fees. During 2007 Mr. Kahn and Ms. Kahn exercised options and realized approximately $22,664 each upon exercise a total of 20,000 options.
            162(m) Tax Deductibility. Section 162(m) of the Code prohibits the deduction by a publicly held corporation of compensation paid to a “covered employee” in excess of $1 million per year, subject to exceptions for certain performance-based compensation. Generally, our covered employees are those executive officers listed in the Summary Compensation Table above. While the tax impact of any compensation arrangement is one factor to be considered, such impact is evaluated by the Compensation Committee in light of our overall compensation philosophy and objectives. The Compensation Committee believes that long-term stockholder value is enhanced by appropriately rewarding desirable corporate and individual performance achievements and that under existing circumstances such value may outweigh the advantages of qualifying compensation as deductible under Section 162(m).

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth outstanding equity awards held by the executive officers named above at December 31, 2007, all of which were granted under our 1996 Stock Option Plan:

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	OPTION AWARDS					STOCK AWARDS
	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#)
Nathan Kahn	2,000			$ 3.640	06/14/14

Sandra Kahn	2,000			$ 3.640	06/14/14

Harvey Wrubel	200,000			$ 1.625	09/17/09
	2,000			$ 1.188	09/14/10
	2,000			$ 0.980	10/05/11
	2,000			$ 1.130	06/18/12
	2,000			$ 1.870	06/13/13
	2,000			$ 3.640	06/14/14

Option Exercises and Stock Vested Table

Name	Option Awards		Stock Awards
	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting ($)
Nathan Kahn	10,000	$22,664	-	-
Sandra Kahn	10,000	$22,664	-	-

DIRECTORS’ COMPENSATION

During 2007, the non-executive Chairman of the Board was paid $30,000 as consideration for his services, and Mr. Nathan Mazurek was paid $35,000 as consideration for services as an independent director at the request of the Board.  In addition each director was paid $1,000 for attendance (in person or by telephone) at meetings of the Board of Directors, and all directors are reimbursed for out-of-pocket expenses incurred in connection with attendance at meetings. Director compensation is considered and reset by the Board of Directors from time to time.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All other Compensation ($)	Total ($)
Jack Bendheim	5,000	-	-	-	-	-	5,000
Peter Howard	6,000	-	-	-	-	-	6,000
Nathan Kahn	6,000	-	-	-	-	-	6,000
Sandra Kahn	6,000	-	-	-	-	-	6,000
Nathan Mazurek	41,000	-	-	-	-	-	41,000
L. Rick Milner	5,000	-	-	-	-	-	5,000
Morris Smith	6,000	-	-	-	-	-	6,000
William Spier	36,000	-	-	-	-	-	36,000
Harvey Wrubel	5,000	-	-	-	-	-	5,000

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During fiscal year 2007, William Spier and Jack Bendheim served on the Compensation Committee of the Company’s Board of Directors for the entire year. No member of the Compensation Committee was an officer or employee of the Company or any of its subsidiaries during fiscal year 2007 or had any business relationship or affiliation with the Company or any of its subsidiaries (other than service as a director and in the case of Mr. Spier, service as the non-executive chairman).  During 2007 none of our executive officers served on the compensation committee (or the equivalent), or Board of Directors, of another entity whose executive officer(s) served on our Compensation Committee or Board of Directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of April 20, 2008 certain information with respect to beneficial ownership (as defined in Rule 13d-3 of the Securities and Exchange Act of 1934) of our common stock by (i) each person that is a director and nominee for director, (ii) each person named in the Summary Compensation Table, above, (iii) all such persons as a group and (iv) each person known to us to be the owner of more than 5% of our common stock.

None of our executive officers, directors or director nominees have pledged or collateralized shares of our common stock owned by them.

Name and Address (1) Directors and Executive Officers:	Number of Shares Beneficially Owned (2)	Percent of Common Stock Owned
William Spier ..........................................................................	46,419(3)	0.5%
Nathan Kahn .........................................................................	3,702,523(4)	37.7%
Sandra Kahn ..........................................................................	3,702,523(4)	37.7%
Harvey Wrubel ......................................................................	432,927(5)	4.3%
Jack Bendheim .......................................................................	0	*
Peter G. Howard ....................................................................	12,000(6)	*
Nathan Mazurek ...................................................................	7,000(7)	*
Morris J. Smith ......................................................................	15,000	0.2%
L. R. Milner ............................................................................	13,000	0.1%
All officers and directors as a group (9 persons)..............	4,228,869(8)	42.0%

* Less than 1%
(1) Unless otherwise indicated, the address of each person listed above is c/o Empire Resources, Inc., One Parker Plaza, Fort Lee, New Jersey 07024.
(2) Unless otherwise indicated, each person has sole investment and voting power with respect to the shares indicated. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares as of a given date which such person has the right to acquire within 60 days after such date. For purposes of computing the percentage of outstanding shares held by each person or group of persons named above on a given date, any security which such person or persons has the right to acquire within 60 days after such date is deemed to be outstanding for the purpose of computing the percentage ownership of such person or persons, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.
(3) Includes 2,000 shares underlying options held by Mr. Spier that are currently exercisable or that will become exercisable within 60 days.
(4) Includes 4,000 shares underlying options held by Nathan and Sandra Kahn that are currently exercisable or that will become exercisable within 60 days. Nathan Kahn and Sandra Kahn share voting power and investment power with respect to all shares reported.
(5) Includes 210,000 shares underlying options held by Mr. Wrubel that are currently exercisable or that will become exercisable within 60 days.
(6) Consists of 12,000 shares underlying options held by Mr. Howard that are currently exercisable or that will become exercisable within 60 days.
(7) Consists of 7,000 shares underlying options held by Mr. Mazurek that are currently exercisable or that will become exercisable within 60 days.
(8) Includes 235,000 shares underlying options that are currently exercisable or that will become exercisable within 60 days.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Since January 1, 2007, the Company has not engaged in any transaction, or series of similar transactions, in which the amount involved exceeded $120,000 or one percent of the average of the Company’s total assets at year end for the last two completed fiscal years and in which any of its directors, executive officers or security holders who beneficially own in excess of 5% of the Company’s outstanding common stock (or any of their immediate family members) had a direct or indirect material interest.  In addition, none of the Company’s directors have any, direct or indirect, business relationships with the Company.

Our Code of Ethics sets forth our policies and procedures relating to transactions between us and any of our directors, executive officers and employees.  Among other things, our Code of Ethics requires any potential conflict of interest be reported promptly to our Compliance Officer, who may report the conflict to the Board of Directors.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, and persons who own more than ten-percent of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than ten-percent stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) reports that they file.

Based solely upon review of the copies of such reports furnished to us and written representations from certain of our executive officers and directors that no other such reports were required, we believe that during the period January 1, 2007 through December 31, 2007, all Section 16 filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were complied with on a timely basis.

OTHER MATTERS

Stockholder Communications

Our stockholders may communicate directly with the members of the Board of Directors or the individual Chairperson of standing committees of the Board of Directors by writing directly to the Board of Directors or any individual Board members, c/o Empire Resources, Inc., at the following address: One Parker Plaza, Fort Lee, New Jersey 07024. Our policy is to forward without screening any mail received at our corporate office that is sent to the Board of Directors or any individual Board member.

Householding

The Securities and Exchange Commission (SEC) has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for Proxy Statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single Proxy Statement or annual report, as applicable, addressed to those stockholders.  This process, which is commonly referred to as "householding," potentially provides extra convenience for stockholders and cost savings for companies.  Brokers household our proxy materials and annual reports, delivering a single Proxy Statement and annual report to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders.

If at any time you no longer wish to participate in householding and would prefer to receive a separate Proxy Statement or annual report, or if you are receiving multiple copies of either document and wish to receive only one, please contact the bank, broker or nominee directly or contact us at One Parker Plaza, Fort Lee, New Jersey 07024, or contact Investor Relations at (917) 408-1940.  We will deliver promptly upon written or oral request a separate copy of our annual report and/or Proxy Statement to a stockholder at a shared address to which a single copy of either document was delivered.

Code of Business Conduct and Ethics

Our Board of Directors has adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors. The Code covers compliance with law; fair and honest dealings with the Company, with competitors and with others; fair and honest disclosure to the public; and procedures for compliance with the Code. You can review our Code of Business Conduct and Ethics on our website located at www.empireresources.com.

Other Matters of Business

The Board of Directors does not know of any matters other than those described above to be presented to the meeting. If any other matters do come before the meeting, the persons named in the proxy will exercise their discretion in voting thereon.

ANNUAL REPORT

An annual report to stockholders, including consolidated financial statements of the Company and its subsidiaries prepared in conformity with generally accepted accounting principles, is being distributed to all stockholders of record with this proxy statement. Additional copies of our annual report may be obtained without charge upon request to Sandra Kahn, Secretary, Empire Resources, Inc., One Parker Plaza, Fort Lee, New Jersey 07024.

By Order of the Board of Directors,

SANDRA KAHN
Vice President, Chief Financial Officer, Treasurer and Secretary

Fort Lee, New Jersey
April 30, 2008

0

EMPIRE RESOURCES, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints William Spier and Nathan Kahn or any of them with full power of substitution, proxies to represent the undersigned stockholder and to vote at the annual meeting of Stockholders of Empire Resources, Inc. (the "Company") to be held on June 24, 2008 at 11:00 a.m. E.S.T., and at any adjournment or adjournments thereof, hereby revoking any proxies heretofore given, all shares of Common Stock of the Company that the undersigned would be entitled to vote as directed on the reverse side, and in their discretion upon such other matters as may come before the meeting.

(Continued and to be signed on the reverse side)

14475

ANNUAL MEETING OF STOCKHOLDERS OF

EMPIRE RESOURCES, INC.

June 24, 2008

Please date, sign and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

20930000000000000000 3 062408

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS AND "FOR" PROPOSAL 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors:

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:
- ○ William Spier
- ○ Nathan Kahn
- ○ Sandra Kahn
- ○ Harvey Wrubel
- ○ Jack Bendheim
- ○ L. Rick Milner
- ○ Peter Howard
- ○ Nathan Mazurek
- ○ Morris Smith

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

	FOR	AGAINST	ABSTAIN
2. Ratification of appointment of EISNER LLP, independent auditors.	☐	☐	☐

The undersigned hereby authorizes the proxies, in their discretion, to vote on any other business as may properly be brought before the meeting or any adjournment thereof.

Signature of Stockholder ____________ Date: ______ Signature of Stockholder ____________ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.